NEWS RELEASE                            Exhibit 99.1

MARSH & McLENNAN COMPANIES REPORTS FIRST QUARTER 2013 RESULTS

Operating Income Increases 15%
Adjusted Operating Income Grows 16%
GAAP EPS Rises 17% to $.74
Adjusted EPS Increases 16% to $.73

NEW YORK, May 2, 2013 - Marsh & McLennan Companies, Inc. (NYSE: MMC), a global professional services firm offering advice and solutions in risk, strategy, and human capital, today reported financial results for the first quarter ended March 31, 2013.

Dan Glaser, President and CEO, said: “Our quarterly results represent an excellent start to the year, continuing the strong earnings momentum the Company has achieved over the past several years. Marsh delivered underlying revenue growth across all major geographies, led by strong performance in the International division as well as sequential improvement in the U.S./Canada division. Guy Carpenter's underlying revenue growth in the quarter was driven by strong growth in its International and Global Specialty operations. The Consulting segment produced significant growth in profitability and margin expansion, led by Mercer.

"Marsh & McLennan's adjusted operating income grew 16% in the first quarter, reflecting mid-teens growth and exceptional margin expansion in both the Risk & Insurance Services and Consulting segments," concluded Mr. Glaser.

Consolidated Results
Consolidated revenue in the first quarter of 2013 was $3.1 billion, an increase of 2% on both a reported and underlying basis compared with the first quarter of 2012. Underlying revenue measures the change in revenue using consistent currency exchange rates, excluding the impact of certain items, such as acquisitions, dispositions, and transfers among businesses. Operating income rose 15% to $607 million, compared with $527 million in the prior year period. Adjusted operating income, which excludes noteworthy items as presented in the attached supplemental schedules, rose 16% in the first quarter to $615 million.

Net income attributable to the Company was $413 million, or $.74 per share in the first quarter. This compares with $347 million, or $.63 per share, in the prior year. Adjusted earnings per share grew to $.73, an increase of 16% from $.63 last year.

Risk and Insurance Services
Risk and Insurance Services revenue increased 5% to $1.8 billion in the first quarter of 2013. Operating income increased 13% to $468 million, compared with $412 million in the prior year. Adjusted operating income in the quarter increased 14% to $471 million.

Marsh's revenue in the first quarter of 2013 was $1.4 billion, an increase of 5%, or 4% on an underlying basis. International operations had underlying revenue growth of 5%, reflecting growth of 13% in Latin America; 6% in Asia Pacific; and 3% in EMEA. In the U.S./Canada division, underlying revenue grew 2%. Guy Carpenter's first quarter revenue was $375 million, an increase of 5% from the prior year, or 4% on an underlying basis.

Consulting
Consulting segment revenue was $1.4 billion in the first quarter, a decrease of 1% from the first quarter of 2012, or flat on an underlying basis. Operating income was $187 million, compared with $164 million in the prior year, and adjusted operating income was $189 million, an increase of 15%.

Mercer's revenue was $1 billion in the first quarter of 2013, an increase of 3% on both a reported and underlying basis. Health, with revenue of $381 million, grew 6% on an underlying basis; Retirement, with revenue of $343 million, declined 1%; Talent, with revenue of $123 million, declined 4%; and Investments, with revenue of $194 million, rose 9%. Oliver Wyman's revenue was $321 million in the first quarter of 2013, a decrease of 9% on an underlying basis.

Other Items
In the first quarter of 2013, the Company had investment income of $21 million related to the winding up of Trident II, a private equity fund investment which we initiated in 1999. This compared with $20 million in the prior year. At March 31, 2013, cash and cash equivalents was $1.3 billion. Net debt, which is total debt less cash and cash equivalents, was $1.5 billion at the end of the first quarter. In the first quarter of 2013, the Company repurchased 2.7 million shares of its common stock for $100 million.

As previously indicated, beginning in the first quarter of this year, Mercer has reoriented its operations around four core lines of business: Health, Retirement, Talent, and Investments.  Also in the first quarter, a substantial portion of Marsh's U.S. Consumer operations was transferred to Mercer. This business represented revenue of $231 million for the full year 2012. Quarterly financial information that reflects these reclassifications for the past three years is provided in the attached supplemental schedules.

Conference Call
A conference call to discuss first quarter 2013 results will be held today at 8:30 a.m. Eastern time. To participate in the teleconference, please dial +1 888 505 4378. Callers from outside the United States should dial +1 719 785 9446. The access code for both numbers is 8686796. The live audio webcast may be accessed at www.mmc.com. A replay of the webcast will be available approximately two hours after the event.

About Marsh & McLennan Companies

MARSH & McLENNAN COMPANIES (NYSE: MMC) is a global professional services firm offering clients advice and solutions in the areas of risk, strategy, and human capital. Marsh is a global leader in insurance broking and risk management; Guy Carpenter is a global leader in providing risk and reinsurance intermediary services; Mercer is a global leader in talent, health, retirement, and investment consulting; and Oliver Wyman is a global leader in management consulting. Marsh & McLennan Companies' approximately 54,000 colleagues worldwide provide analysis, advice, and transactional capabilities to clients in more than 100 countries. The Company prides itself on being a responsible corporate citizen and making a positive impact in the communities in which it operates. Visit www.mmc.com for more information.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management's current views concerning future events or results, use words like “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “future,” “intend,” “plan,” “project” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would.” For example, we may use forward-looking statements when addressing topics such as: the outcome of contingencies; the expected impact of acquisitions and dispositions; pension obligations; market and industry conditions; the impact of foreign currency exchange rates; our effective tax rates; the impact of competition; changes in our business strategies and methods of generating revenue; the development and performance of our services and products; changes in the composition or level of our revenues; our cost structure, dividend policy, cash flow and liquidity; future actions by regulators; and the impact of changes in accounting rules.

Forward-looking statements are subject to inherent risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements include, among other things:

•	our exposure to potential liabilities arising from errors and omissions claims against us, particularly in our Marsh and Mercer businesses;

•	our ability to make strategic acquisitions and dispositions and to integrate, and realize expected synergies, savings or strategic benefits from the businesses we acquire;

•	the impact of any regional, national or global political, economic, regulatory or market conditions on our results of operations and financial condition;

•	changes in the funded status of our global defined benefit pension plans and the impact of any increased pension funding resulting from those changes;

•
the impact of competition, including with respect to our geographic reach, the sophistication and quality of our services, our pricing relative to competitors, our customers' option to self-insure or utilize internal resources instead of consultants, and our corporate tax rates relative to a number of our competitors;

•	the extent to which we retain existing clients and attract new business, and our ability to incentivize and retain key employees;

•
our exposure to potential criminal sanctions or civil remedies if we fail to comply with foreign and U.S. laws and regulations that are applicable to our international operations, including trade sanctions laws such as the Iran Threat Reduction and Syria Human Rights Act of 2012, anti-corruption laws such as the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010, local laws prohibiting corrupt payments to government officials, as well as import and export restrictions;

•	our ability to maintain adequate physical, technical and administrative safeguards to protect the security of data;

•	the impact of changes in interest rates and deterioration of counterparty credit quality on our results related to our cash balances and investment portfolios, including corporate and fiduciary funds;

•	the impact on our net income or cash flows and our effective tax rate in a particular period caused by settled tax audits and expired statutes of limitation;

•	the impact on our net income caused by fluctuations in foreign currency exchange rates;

•	the potential impact of rating agency actions on our cost of financing and ability to borrow, as well as on our operating costs and competitive position;

•	our ability to successfully recover should we experience a disaster or other business continuity problem;

•	changes in applicable tax or accounting requirements; and

•
potential income statement effects from the application of FASB's ASC Topic No. 740 (“Income Taxes”) regarding accounting treatment of uncertain tax benefits and valuation allowances, including the effect of any subsequent adjustments to the estimates we use in applying this accounting standard.

The factors identified above are not exhaustive. Marsh & McLennan Companies and its subsidiaries operate in a dynamic business environment in which new risks may emerge frequently. Accordingly, we caution readers not to place undue reliance on the above forward-looking statements, which speak only as of the dates on which they are made. The Company undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made. Further information concerning the Company and its businesses, including information about factors that could materially affect our results of operations and financial condition, is contained in the Company's filings with the Securities and Exchange Commission, including the “Risk Factors” section of our most recently filed Annual Report on Form 10-K.

Marsh & McLennan Companies, Inc.
Consolidated Statements of Income
(In millions, except per share figures)
(Unaudited)

	Three Months Ended March 31,
	2013	2012
Revenue	$3,126	$3,051
Expense:
Compensation and Benefits	1,803	1,796
Other Operating Expenses	716	728
Operating Expenses	2,519	2,524
Operating Income	607	527
Interest Income	4	6
Interest Expense	(44)	(46)
Investment Income	21	20
Income Before Income Taxes	588	507
Income Tax Expense	176	153
Income from Continuing Operations	412	354
Discontinued Operations, Net of Tax	12	—
Net Income Before Non-Controlling Interests	$424	$354
Less: Net Income Attributable to Non-Controlling Interests	11	7
Net Income Attributable to the Company	$413	$347
Basic Net Income Per Share
- Continuing Operations	$0.73	$0.64
- Net Income Attributable to the Company	$0.75	$0.64
Diluted Net Income Per Share
- Continuing Operations	$0.72	$0.63
- Net Income Attributable to the Company	$0.74	$0.63
Average Number of Shares Outstanding
- Basic	548	542
- Diluted	557	551
Shares Outstanding at 3/31	550	546

Marsh & McLennan Companies, Inc.
Supplemental Information - Revenue Analysis
Three Months Ended
(Millions) (Unaudited)

				Components of Revenue Change*
	Three Months Ended March 31,		% Change GAAP Revenue	Currency Impact	Acquisitions/ Dispositions Impact	Underlying Revenue
	2013	2012
Risk and Insurance Services
Marsh	$1,388	$1,321	5%	—	2%	4%
Guy Carpenter	375	357	5%	1%	—	4%
Subtotal	1,763	1,678	5%	—	2%	4%
Fiduciary Interest Income	8	11
Total Risk and Insurance Services	1,771	1,689	5%	—	2%	3%
Consulting
Mercer	1,041	1,015	3%	—	—	3%
Oliver Wyman Group	321	356	(10)%	—	(2)%	(9)%
Total Consulting	1,362	1,371	(1)%	—	—	—
Corporate / Eliminations	(7)	(9)
Total Revenue	$3,126	$3,051	2%	—	1%	2%

Revenue Details

The following table provides more detailed revenue information for certain of the components presented above:

				Components of Revenue Change*
	Three Months Ended March 31,		% Change GAAP Revenue	Currency Impact	Acquisitions/ Dispositions Impact	Underlying Revenue
	2013	2012
Marsh:
EMEA	$594	$577	3%	1%	(1)%	3%
Asia Pacific	147	142	4%	(2)%	—	6%
Latin America	78	74	5%	(8)%	—	13%
Total International	819	793	3%	(1)%	—	5%
U.S. / Canada	569	528	8%	—	6%	2%
Total Marsh	$1,388	$1,321	5%	—	2%	4%
Mercer:
Health	$381	$351	9%	—	2%	6%
Retirement	343	360	(5)%	—	(3)%	(1)%
Talent	123	125	(1)%	(1)%	4%	(4)%
Investments	194	179	8%	(1)%	1%	9%
Total Mercer	$1,041	$1,015	3%	—	—	3%

Notes
Underlying revenue measures the change in revenue using consistent currency exchange rates, excluding the impact of certain items such as: acquisitions, dispositions and transfers among businesses.

* Components of revenue change may not add due to rounding.

Marsh & McLennan Companies, Inc.
Non-GAAP Measures
Three Months Ended March 31
(Millions) (Unaudited)

The Company presents below certain additional financial measures that are "non-GAAP measures," within the meaning of Regulation G under the Securities Exchange Act of 1934. These measures are: adjusted operating income (loss); adjusted operating margin; and adjusted income, net of tax.

The Company presents these non-GAAP measures to provide investors with additional information to analyze the Company's performance from period to period. Management also uses these measures to assess performance for incentive compensation purposes and to allocate resources in managing the Company's businesses.  However, investors should not consider these non-GAAP measures in isolation from, or as a substitute for, the financial information that the Company reports in accordance with GAAP.  The Company's non-GAAP measures reflect subjective determinations by management, and may differ from similarly titled non-GAAP measures presented by other companies.

Adjusted Operating Income (Loss) and Adjusted Operating Margin
Adjusted operating income (loss) is calculated by excluding the impact of certain noteworthy items from the Company's GAAP operating income or loss.  The following tables identify these noteworthy items and reconcile adjusted operating income (loss) to GAAP operating income or (loss), on a consolidated and segment basis, for the three months ended March 31, 2013 and 2012.  The following tables also present adjusted operating margin, which is calculated by dividing adjusted operating income by consolidated or segment GAAP revenue.

	Risk & Insurance Services	Consulting	Corporate/ Eliminations	Total
Three Months Ended March 31, 2013
Operating income (loss)	$468	$187	$(48)	$607
Add (Deduct) impact of Noteworthy Items:
Restructuring charges (a)	2	2	3	7
Adjustments to acquisition related accounts (b)	1	—	—	1
Operating income adjustments	$3	$2	$3	$8
Adjusted operating income (loss)	$471	$189	$(45)	$615
Operating margin	26.4%	13.7%	N/A	19.4%
Adjusted operating margin	26.6%	13.9%	N/A	19.7%
Three Months Ended March 31, 2012
Operating income (loss)	$412	$164	$(49)	$527
Add (Deduct) impact of Noteworthy Items:
Restructuring charges (a)	(1)	3	2	4
Adjustments to acquisition related accounts (b)	3	(2)	—	1
Other	—	—	(1)	(1)
Operating income adjustments	2	1	1	4
Adjusted operating income (loss)	$414	$165	$(48)	$531
Operating margin	24.4%	12.0%	N/A	17.3%
Adjusted operating margin	24.5%	12.0%	N/A	17.4%

(a) Primarily severance, reserve for future rent, and integration costs related to cost reduction activities for recent acquisitions.
(b) Reflects the change from the re-measurement to fair value each quarter of contingent consideration related to acquisitions.

Marsh & McLennan Companies, Inc.
Non-GAAP Measures
Three Months Ended March 31
(Millions) (Unaudited)

Adjusted income, net of tax
Adjusted income, net of tax is calculated as: the Company's GAAP income from continuing operations, adjusted to reflect the after-tax impact of the operating income adjustments set forth in the preceding table; divided by MMC's average number of shares outstanding-diluted for the period.

Reconciliation of the Impact of Non-GAAP Measures on diluted earnings per share -
	Three Months Ended March 31, 2013			Three Months Ended March 31, 2012
	Amount		Diluted EPS	Amount		Diluted EPS
Income from continuing operations		$412			$354
Less: Non-controlling interest, net of tax		11			7
Subtotal		$401	$0.72		$347	$0.63
Add operating loss adjustments	$8			$4
Deduct impact of income taxes	(3)			(2)
		5	0.01		2	—
Adjusted income, net of tax		$406	$0.73		$349	$0.63

Marsh & McLennan Companies, Inc.
Supplemental Information
(Millions) (Unaudited)

	Three Months Ended March 31,
	2013	2012
Depreciation and amortization expense	$70	$66
Identified intangible amortization expense	$18	$17
Stock option expense	$7	$11
Capital expenditures	$126	$51

Marsh & McLennan Companies, Inc. Supplemental Information - Risk and Insurance Services Segment Quarterly Revenue and Operating Income Reclassification Analysis
(Millions) (Unaudited)

Effective January 1, 2013, the Corporate Benefits and Association businesses, which were previously part of Marsh's US Consumer operations, were transferred to Mercer. The following schedule summarizes the quarterly impact on the revenue, operating income and operating margin of the Risk & Insurance Services segment resulting from this transfer for each of the three years ended December 31, 2010, 2011 and 2012. The businesses transferred to Mercer are referred to below as "US Consumer".

	2010					2011					2012
	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
Risk and Insurance Services
Revenue
Originally Reported	$1,492	$1,459	$1,327	$1,486	$5,764	$1,634	$1,620	$1,475	$1,572	$6,301	$1,747	$1,698	$1,510	$1,626	$6,581
US Consumer	(49)	(51)	(52)	(55)	(207)	(53)	(57)	(55)	(57)	(222)	(58)	(57)	(59)	(57)	(231)
As Reclassified	$1,443	$1,408	$1,275	$1,431	$5,557	$1,581	$1,563	$1,420	$1,515	$6,079	$1,689	$1,641	$1,451	$1,569	$6,350

Revenue, As Reclassified
Marsh	$1,117	$1,154	$1,031	$1,235	$4,537	$1,229	$1,296	$1,155	$1,311	$4,991	$1,321	$1,356	$1,192	$1,363	$5,232
Guy Carpenter	315	243	233	184	975	340	257	251	193	1,041	357	275	249	198	1,079
Subtotal	1,432	1,397	1,264	1,419	5,512	1,569	1,553	1,406	1,504	6,032	1,678	1,631	1,441	1,561	6,311
Fiduciary Interest Income	11	11	11	12	45	12	10	14	11	47	11	10	10	8	39
Total Risk and Insurance Services	$1,443	$1,408	$1,275	$1,431	$5,557	$1,581	$1,563	$1,420	$1,515	$6,079	$1,689	$1,641	$1,451	$1,569	$6,350

Revenue Details:
Marsh:
EMEA	$527	$397	$332	$418	$1,674	$551	$445	$367	$433	$1,796	$577	$455	$376	$452	$1,860
Asia Pacific	99	139	125	140	503	125	169	158	160	612	142	181	165	168	656
Latin America	52	66	73	107	298	61	83	84	106	334	74	87	81	111	353
Total International	678	602	530	665	2,475	737	697	609	699	2,742	793	723	622	731	2,869
U.S./Canada	439	552	501	570	2,062	492	599	546	612	2,249	528	633	570	632	2,363
Total Marsh	$1,117	$1,154	$1,031	$1,235	$4,537	$1,229	$1,296	$1,155	$1,311	$4,991	$1,321	$1,356	$1,192	$1,363	$5,232

Risk and Insurance Services
GAAP Operating Income
Originally Reported	$347	$258	$142	$225	$972	$383	$356	$186	$304	$1,229	$417	$401	$234	$322	$1,374
US Consumer	—	(3)	(5)	(7)	(15)	(3)	(7)	(10)	(9)	(29)	(5)	(11)	(12)	(12)	(40)
As Reclassified	$347	$255	$137	$218	$957	$380	$349	$176	$295	$1,200	$412	$390	$222	$310	$1,334

GAAP Operating Margin
Originally Reported	23.3%	17.7%	10.7%	15.1%	16.9%	23.4%	22.0%	12.6%	19.3%	19.5%	23.9%	23.6%	15.5%	19.8%	20.9%
As Reclassified	24.0%	18.1%	10.7%	15.2%	17.2%	24.0%	22.3%	12.4%	19.5%	19.7%	24.4%	23.8%	15.3%	19.8%	21.0%

Adjusted Operating Income
Originally Reported	$358	$305	$165	$261	$1,089	$377	$352	$189	$290	$1,208	$419	$404	$213	$312	$1,348
US Consumer	—	(3)	(5)	(7)	(15)	(3)	(7)	(10)	(9)	(29)	(5)	(11)	(12)	(12)	(40)
As Reclassified	$358	$302	$160	$254	$1,074	$374	$345	$179	$281	$1,179	$414	$393	$201	$300	$1,308

Adjusted Operating Margin
Originally Reported	24.0%	20.9%	12.4%	17.6%	18.9%	23.1%	21.7%	12.8%	18.4%	19.2%	24.0%	23.8%	14.1%	19.2%	20.5%
As Reclassified	24.8%	21.4%	12.5%	17.7%	19.3%	23.7%	22.1%	12.6%	18.5%	19.4%	24.5%	23.9%	13.9%	19.1%	20.6%

Marsh & McLennan Companies, Inc. Supplemental Information - Consulting Segment Quarterly Revenue and Operating Income Reclassification Analysis
(Millions) (Unaudited)

Effective January 1, 2013, the Corporate Benefits and Association businesses, which were previously part of Marsh's US Consumer operations, were transferred to Mercer. In addition, also effective January 1, 2013, Mercer realigned management responsibility for its Outsourcing business within its other lines of business. The following schedule summarizes the quarterly impact on the revenue, operating income and operating margin of the Consulting segment resulting from this transfer and realignment for each of the three years ended December 31, 2010, 2011 and 2012. The businesses transferred to Mercer from Marsh are referred to below as "US Consumer".

	2010					2011					2012
	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
Consulting
Revenue
Originally Reported	$1,155	$1,168	$1,203	$1,309	$4,835	$1,261	$1,319	$1,339	$1,346	$5,265	$1,313	$1,341	$1,346	$1,382	$5,382
US Consumer	49	51	52	55	207	53	57	55	57	222	58	57	59	57	231
As Reclassified	$1,204	$1,219	$1,255	$1,364	$5,042	$1,314	$1,376	$1,394	$1,403	$5,487	$1,371	$1,398	$1,405	$1,439	$5,613

Revenue, As Reclassified
Mercer	$898	$889	$933	$965	$3,685	$975	$1,002	$1,030	$997	$4,004	$1,015	$1,017	$1,054	$1,061	$4,147
Oliver Wyman Group	306	330	322	399	1,357	339	374	364	406	1,483	356	381	351	378	1,466
Total Consulting	$1,204	$1,219	$1,255	$1,364	$5,042	$1,314	$1,376	$1,394	$1,403	$5,487	$1,371	$1,398	$1,405	$1,439	$5,613

Revenue Details:
Mercer:
Health	$306	$311	$310	$316	$1,243	$329	$337	$334	$320	$1,320	$351	$353	$354	$354	$1,412
Retirement	369	344	344	351	1,408	367	362	348	346	1,423	360	350	334	352	1,396
Talent	93	102	142	151	488	117	127	173	159	576	125	132	179	168	604
Investments	130	132	137	147	546	162	176	175	172	685	179	182	187	187	735
Total Mercer	$898	$889	$933	$965	$3,685	$975	$1,002	$1,030	$997	$4,004	$1,015	$1,017	$1,054	$1,061	$4,147

Consulting
GAAP Operating Income
Originally Reported	$116	$(275)	$138	$150	$129	$128	$152	$161	$147	$588	$159	$172	$193	$128	$652
US Consumer	—	3	5	7	15	3	7	10	9	29	5	11	12	12	40
As Reclassified	$116	$(272)	$143	$157	$144	$131	$159	$171	$156	$617	$164	$183	$205	$140	$692

GAAP Operating Margin
Originally Reported	10.0%	N/A	11.5%	11.5%	2.7%	10.2%	11.5%	12.0%	10.9%	11.2%	12.1%	12.8%	14.3%	9.3%	12.1%
As Reclassified	9.6%	N/A	11.4%	11.5%	2.9%	10.0%	11.6%	12.3%	11.1%	11.2%	12.0%	13.1%	14.6%	9.7%	12.3%

Adjusted Operating Income
Originally Reported	$116	$127	$144	$166	$553	$131	$154	$168	$166	$619	$160	$176	$192	$179	$707
US Consumer	—	3	5	7	15	3	7	10	9	29	5	11	12	12	40
As Reclassified	$116	$130	$149	$173	$568	$134	$161	$178	$175	$648	$165	$187	$204	$191	$747

Adjusted Operating Margin
Originally Reported	10.0%	10.9%	12.0%	12.7%	11.4%	10.4%	11.7%	12.5%	12.3%	11.8%	12.2%	13.1%	14.3%	13.0%	13.2%
As Reclassified	9.6%	10.7%	11.9%	12.7%	11.3%	10.2%	11.7%	12.8%	12.5%	11.8%	12.0%	13.4%	14.5%	13.3%	13.3%

Marsh & McLennan Companies, Inc.
Consolidated Balance Sheets
(Millions) (Unaudited)

	March 31, 2013	December 31, 2012
ASSETS

Current assets:
Cash and cash equivalents	$1,263	$2,301
Net receivables	3,176	3,058
Other current assets	658	604
Total current assets	5,097	5,963

Goodwill and intangible assets	7,199	7,261
Fixed assets, net	793	809
Pension related assets	580	260
Deferred tax assets	1,129	1,223
Other assets	739	772
TOTAL ASSETS	$15,537	$16,288

LIABILITIES AND EQUITY

Current liabilities:
Short-term debt	$10	$260
Accounts payable and accrued liabilities	1,808	1,721
Accrued compensation and employee benefits	746	1,473
Accrued income taxes	148	110
Dividends payable	128	—
Total current liabilities	2,840	3,564

Fiduciary liabilities	3,964	3,992
Less - cash and investments held in a fiduciary capacity	(3,964)	(3,992)
	—	—
Long-term debt	2,705	2,658
Pension, post-retirement and post-employment benefits	1,993	2,094
Liabilities for errors and omissions	433	460
Other liabilities	853	906

Total equity	6,713	6,606
TOTAL LIABILITIES AND EQUITY	$15,537	$16,288